Exhibit 10(i)(e)

EXERCISE OF OPTION TO EXTEND AND

AMENDMENT NO. 1

TO

CHARTER PARTY

DATED OCTOBER 6, 2005

(THE “CHARTERPARTY”)

BETWEEN

REGAL UNITY TANKER CORPORATION   (THE “OWNERS”)

AND

DHT REGAL UNITY VLCC CORP. (THE “CHARTERERS”)

FOR THE VESSEL

OVERSEAS REGAL

Pursuant to clause 99 of the Charterparty, the Charterers hereby declare, as of November 26, 2008, the exercise of the first 12 months of the option period which shall commence on April 17, 2011 at 0001 hours GMT and end on April16, 2012 at 2400 hours GMT (the “Option Period”).

As of the date of this agreement, the Owners and the Charterers hereby amend the terms of the Charterparty as follows:

(1) Notwithstanding clause 99, the rate during the Option Period shall, at the option of the Charterers, be:

a)              usd 38,100 per day during the period from April 17, 2011 at 0001 hours GMT until October 16, 2011 at 2400 hours GMT and usd 38,500 per day during the period from October 17, 2011 at 0001 hours GMT until April 16, 2012 at 2400 hours;  or

b)             the market rate as determined by the Association of Shipbrokers Agents and Agents Tanker Broker Panel plus five percent  provided, however, that the rate payable during the Option Period shall never be less than usd 33,100 per day.

(2) Except as expressly amended by this agreement, the terms and conditions of the Charterparty  remain unchanged and in full force and effect including, without limitation, the profit sharing arrangement between the Owners and the Charterers.

January 15, 2009

For Regal Unity Tanker Corporation		For DHT Regal Unity VLCC
Corp.

By:	/s/Ole Jacob Diesen	By:	/s/Mats Berglund

Name:	Ole Jacob Diesen	Name:	Mats Berglund

Title:	Vice President	Title:	Senior Vice President